Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS QUARTERLY EARNINGS OF $0.33 PER DILUTED SHARE,

INCLUDING $0.04 PER DILUTED SHARE FACILITY CLOSURE CHARGE

- Record First Quarter Total Revenues of $187 Million Reflect 25% Rise in Product Sales Revenues -

- Initiates Fiscal Second Quarter Revenue Guidance of $198-to-$205 Million and

Operating Margin Guidance of 19.0%-to-19.5% -

Waukegan, Ill. – November 1, 2010 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and distribution of games and gaming machines to the global gaming industry, today reported financial results for its fiscal first quarter ended September 30, 2010. Fiscal 2011 first quarter net income of $19.5 million, or diluted earnings per share of $0.33, includes a $3.8 million pre-tax, or $0.04 per diluted share, charge related to the costs of closing the Company’s main Netherlands facility and consolidating its operations into other WMS facilities. Excluding the charge, adjusted earnings per diluted share were $0.37 (see reconciliation to diluted earnings per share at the end of this release). WMS today initiated revenue guidance for the December 2010 quarter of $198-to-$205 million with an operating margin of 19.0%-to-19.5%. This quarterly revenue guidance represents 23%-to-25% of the fiscal 2011 annual revenue guidance of $830-to-$850 million, which WMS also reaffirmed today.

Fiscal 2011 First Quarter Highlights:

•	Total revenues rose 13% to a fiscal first quarter record of $187.5 million;

•

Total product sales revenues grew 25% to $111.2 million as global new unit shipments rose 10% to 5,338 units and average selling price increased 10% to a record $16,504 per unit, reflecting strong customer demand for the new Bluebird xD™ gaming machines, which totaled nearly 1,900 units or 35% of total new unit shipments;

•

Gaming operations revenues were essentially flat at $76.3 million, reflecting a 1% increase in the average installed participation footprint to 10,379 gaming machines and average daily revenue of $76.36 per unit;

•

Gross profit increased 6% to $115.9 million, reflecting the benefit from the increase in new unit shipments which, as anticipated, was partially offset by a lower initial gross margin on Bluebird xD products during the ramp up of production of this new gaming cabinet;

•	Research and development spending, as anticipated, increased $2.2 million to support accelerated introductions of unique, new Networked Gaming applications and products;

•

Net income of $19.5 million, or $0.33 per diluted share, includes a $3.8 million pre-tax, or $0.04 per diluted share, charge related to the closure of the Company’s main facility in the Netherlands, compared to $19.8 million, or $0.34 per diluted share, in the prior year which included the impact of a $0.02 charge related to inducing early conversion of a portion of the Company’s convertible subordinated notes into common stock;

•	Net cash provided by operating activities in the September 2010 quarter was $19.4 million, a $28.9 million improvement compared with a net cash use of $9.5 million a year-ago; and,

•

WMS repurchased 1.3 million shares for $50 million, or over 2% of its outstanding common stock in the September 2010 quarter, pursuant to the $300-million, 3-year repurchase program authorized in August 2010. WMS invested more in share repurchases in the September 2010 quarter than in any prior single fiscal year.

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 2

“Fiscal 2011 first quarter total revenues and product sales revenues rose to record first quarter levels as strong demand for our new Bluebird xD gaming machine contributed to our ability to overcome the challenging industry environment for replacement unit sales,” said Brian R. Gamache, Chairman and Chief Executive Officer. “WMS is on track to achieve year-over-year gains in revenue and operating margin in fiscal 2011, based on our strong pipeline of innovative new products that deliver value to gaming operators and our continuous improvement initiatives that we expect to drive higher margins this fiscal year. Importantly, we are generating profitable growth even as we invest in our future through increased R&D spending to create and expand our portfolio of unique, first-to-market entertainment experiences, our suite of Networked Game Portal Applications, our unique Player’s Life™ Web Services platform and the expected near-term launch of our online gaming casino in the United Kingdom. Consistent with our guidance on reinvestments in WMS, during the September 2010 quarter, we invested $22.9 million in gaming operations equipment, an increase of $12.3 million over the prior year quarter, and $50 million in share repurchases compared to no repurchases in the comparable period a year ago. Our balance sheet remains strong with $122.5 million in total cash and no debt.”

Fiscal First Quarter 2011 Financial Review

The following table summarizes key components related to revenue generation for the three months ended September 30, 2010 and 2009 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended September 30,
	2010	2009
Product Sales Revenues:
New unit sales revenues	$88.1	$73.1
Other product sales revenues	23.1	15.7

Total product sales revenues	$111.2	$88.8

New units sold	5,338	4,851
Average sales price per new unit	$16,504	$15,062

Gross profit on product sales revenues (1)	$54.1	$47.0
Gross margin on product sales revenues (1)	48.7%	52.9%
Gaming Operations Revenues:
Participation revenues	$72.9	$72.7
Other gaming operations revenues	3.4	3.8

Total gaming operations revenues	$76.3	$76.5

Installed Participation Base, with Revenues based on:
Percentage of coin-in gaming machine units at period end (2)	3,817	3,261
Percentage of net win gaming machine units at period end (2)	3,347	3,634
Daily lease gaming machine units at period end (2)	3,182	3,442

Total installed participation base units at period end	10,346	10,337

Average installed participation base units	10,379	10,237
Average revenue per day per participation gaming machine unit	$76.36	$77.23

Installed casino-owned daily fee game units at period end	423	406
Average casino-owned daily fee game unit installed base	396	460

Gross profit on gaming operations revenues (1)	$61.8	$62.3
Gross margin on gaming operations revenues (1)	81.0%	81.4%

Total revenues	$187.5	$165.3

Total gross profit (1)	$115.9	$109.3

Total gross margin (1)	61.8%	66.1%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.
(2)	WMS modified its installed participation base categories from prior years to show the breakout of these gaming machines based on the revenue models that generate the lease payments. A supplemental table showing the historical base in accordance with these new categories is attached to this release.

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 3

Total product sales revenues for the September 2010 quarter increased 25% year-over-year to $111.2 million as global new unit shipments increased 10%, the third consecutive quarter that new unit shipments increased over the prior year. New unit shipments in the U.S. and Canada totaled 3,192 units as replacement market shipments increased 500 units to approximately 2,900 units, compared to the year-ago period and shipments to new casino openings and expansions declined approximately 250 units. International product shipments in the quarter grew 13% to 2,146 units and represented 40% of total global shipments compared with 39% in the year-ago period. Growth in Mexico and New South Wales, Australia, along with modest growth in Asia and Latin America, were the primary contributors to the Company’s international growth that more than offset lower shipments to Europe, which continues to be impacted by the challenging economic environment.

The average sales price for new units increased 10% year over year to a record $16,504, reflecting significant initial demand for the new Bluebird xD category-creating gaming machine that was launched in June 2010. The premium-featured, networked-ready Bluebird®2 and Bluebird xD units represented 90% of total global new unit sales in the September 2010 quarter, with Bluebird xD units accounting for 35% of total global shipments. Mechanical reel products were 20% of global new unit shipments in the September 2010 quarter.

Other product sales revenue rose 47% or $7.4 million over the year-ago period, driven primarily by higher revenue from lower-margin used gaming machine sales, along with modestly higher hardware and software conversion kit revenues. Approximately 2,000 used units, including refurbished WMS products, were sold at higher prices in the September 2010 quarter compared to 1,500 used units in the prior-year quarter, while approximately 1,900 hardware and software conversion kits were sold at higher prices in the September 2010 quarter compared to 2,600 conversion kits sold a year ago.

Gaming operations revenues were essentially flat at $76.3 million in the September 2010 quarter, reflecting a 1% increase in the average installed base to 10,379 participation units and an average daily revenue of $76.36 compared with $77.23 a year ago and $77.29 in the June 2010 quarter. The Company modified its participation installed base categories from prior years to show the breakout of these gaming machines based on the revenue models that generate the lease payments, or the following categories: “percentage of coin-in,” “percentage of net win” and “daily lease rates.” The new category disclosures do not result in any change in the size of the overall installed participation base or in average revenue per day. A supplemental table showing the historical installed participation base in accordance with these new categories is attached to this release. The Company believes these new categories provide investors with better perspective on how revenues are generated. The launch of THE LORD OF THE RINGS game on our Adaptive Gaming® platform was the principal contributor to the 556 unit year-over-year net increase in the percentage of coin-in participation category. Other gaming operations revenues reflect a slight decline in royalty income as a result of WMS’ direct entry into markets previously served through content licenses to third-parties.

Total gross profit, excluding depreciation and distribution expense as used herein, increased 6% to $115.9 million for the September 2010 quarter from $109.3 million a year-ago. Total gross margin was 61.8% compared with 66.1% in the year ago period, reflecting a higher mix of lower-margin product sales revenues which comprised 59% of total revenues compared to 54% in the prior year and a decrease in product sales margins in the current year. Product sales gross margin was 48.7% in the September 2010 quarter compared with 52.9% in the year-ago period reflecting the lower initial margins on the new Bluebird xD products and the increase in lower-margin other product sales revenues. Identified supply chain cost reductions and ongoing continuous improvement efforts are expected to drive product sales margin increases in succeeding quarters, particularly on our Bluebird xD product. Gaming operations gross profit was $61.8 million and gross margin was 81.0% in the September 2010 quarter, reflecting the year-over-year decline in high-margin royalty income and the impact from the higher mix of lower-margin coin-in units in the installed base, offset by favorable WAP jackpot expense.

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 4

The following table summarizes key components related to operating expenses and operating income for the three months ended September 30, 2010, and 2009 ($ in millions):

	Three Months Ended September 30,
	2010	2009
Operating Expenses:
Research and development	$28.7	$26.5
As a percentage of revenues	15.3%	16.0%
Selling and administrative	42.1	34.0
As a percentage of revenues	22.5%	20.6%
Depreciation	15.8	17.3
As a percentage of revenues	8.4%	10.5%

Total operating expenses	$86.6	$77.8

Operating expenses as a percentage of revenues	46.2%	47.1%

Operating income	$29.3	$31.5

Operating margin	15.6%	19.1%

Research and development expenses increased $2.2 million in the September 2010 quarter to $28.7 million, but declined to 15.3% of total revenues compared with 16.0% a year ago. The increase in R&D expenses was driven by the Company’s previously noted initiative to accelerate investment in new product development activities for unique and innovative future WAGE-NET® networked gaming applications and systems in order to address favorable customer interest in these products, while simultaneously maintaining support for the Company’s development of new technologies and unique entertainment gaming experiences that expand WMS’ portfolio of differentiated products that are generating market share increases.

Selling and administrative expenses in the September 2010 quarter rose $8.1 million from the prior-year period to $42.1 million, or 22.5% of revenues, reflecting a $3.8 million pre-tax charge related to the costs of closing WMS’ main facility in the Netherlands, including a non-cash charge for the write-down of the facility to fair market value, coupled with higher payroll-related and other costs associated with WMS’ ongoing global growth. The administrative and other office functions of WMS’ main Netherlands facility are being consolidated into WMS’ Barcelona, Spain; London, England and other facilities in order to streamline and enhance sales, marketing and support functions.

Depreciation expense of $15.8 million in the September 2010 quarter declined from $17.3 million in the year-ago quarter, even as the average number of participation gaming machines increased 1% year over year. Our disciplined use of capital in the gaming operations business – related to the paced rollout of new participation games and increased longevity of gaming machine placements – continues to improve our capital efficiency which, when coupled with a greater number of gaming machines that have been depreciated to their residual value, has resulted in lower depreciation expense relative to revenues.

For the quarter ended September 30, 2010, net income was $19.5 million, or $0.33 per diluted share, inclusive of the facility closing charge of $0.04 per diluted share, compared to net income of $19.8 million, or $0.34 per diluted share in the prior year period that included a $0.02 per diluted share impact from early conversion of a portion of the Company’s convertible subordinated notes into common stock.

Cash flow provided by operating activities in the September 2010 quarter was $19.4 million, a $28.9 million improvement from a net use of cash in operating activities of $9.5 million in the September 2009 quarter. The quarterly results reflect a year-over-year increase in amortization, share-based compensation and other non-cash items, coupled with a lesser impact from the tax benefit from the exercise of stock options and the change in operating assets and liabilities, primarily related to a smaller year-over-year increase in total accounts receivable and other current assets, partially offset by lower net income and depreciation.

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 5

Inventory of $64.5 million at September 30, 2010 increased $6.7 million compared to $57.8 million at June 30, 2010, while inventory turns increased slightly to 4.1 turns versus 3.8 turns a year ago. Total accounts receivable were essentially flat at $327.4 million compared with $326.2 million as of June 30, 2010. Current accounts and notes receivable, net declined $13.8 million from June 30, 2010, while long-term notes receivable, net were $15.0 million higher at $66.7 million as of September 30, 2010 compared with $51.7 million at June 30, 2010, reflecting the higher amount of extended-payment term financing provided to select customers and increased shipments into markets directly entered during the last year that had historically depended upon product financings.

Net cash used in investing activities for the September 30, 2010 quarter increased by $16.3 million year over year due to an increase in cash used for capital deployed for additions to gaming operations equipment and capital expenditures for property, plant and equipment, partially offset by a slight decrease in payments for intangible and other assets.

Net cash used in financing activities primarily reflects the $46.4 million used for stock repurchase activity in the September 2010 quarter (with an additional $3.6 million paid at the beginning of October for stock repurchases made in the last two trading days of September) and the year-over-year impact from lower stock option exercises. WMS repurchased 1.3 million shares or $50 million of its common stock, representing just over 2% of its outstanding shares in the September 2010 quarter at an average price of $37.36. Reflecting the September 2010 quarter stock repurchases, WMS has remaining authorization to purchase up to $250 million of its common stock. During all of fiscal 2010, the Company repurchased $45 million of its stock, or approximately 1.1 million shares, with no repurchases in the September 2009 quarter.

Adjusted EBITDA, a non-GAAP financial measure (see reconciliation to net income schedule at the end of this release), was $57.0 million in the September 2010 quarter compared with $60.6 million in the prior-year period. The year-over-year change reflects the impact of the $3.8 million charge for the facility closure.

Total cash, cash equivalents and restricted cash was $122.5 million at September 30, 2010 compared to $184.6 million at June 30, 2010, reflecting higher stock repurchases during the September 2010 quarter and a decline in accrued liabilities from June 30, 2010 due to tax and incentive compensation payments.

Fiscal Second Quarter and 2011 Financial Outlook

WMS today initiated guidance for fiscal 2011 second quarter revenues of $198-to-$205 million, which represents 5%-to-9% revenue growth over the $188.9 million of revenue generated in the December 2009 quarter and operating margin guidance of 19.0%-to-19.5%. This fiscal second quarter revenue guidance represents approximately 23%-to-25% of our total fiscal 2011 revenue guidance, which is consistent with the range of second quarter revenue contributions for the last three fiscal years, as well as with the previously provided guidance for the progression of quarterly revenue growth during fiscal 2011. Our December 2010 quarterly revenue guidance anticipates that the domestic marketplace will continue to reflect gaming operators’ restrained capital budgets and a lower rate of new casino openings and expansions. The operating margin guidance for the December 2010 quarter reflects sequential improvements in product sales gross margin and operating costs declining as a percentage of revenues compared with the September 2010 quarter.

WMS also reiterated its full-year fiscal 2011 revenue outlook of $830-to-$850 million and operating margin of 22.5%-to-23.0%.

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 6

WMS continues to anticipate that its quarterly revenue progression will reflect historical seasonal trends. Consistent with the last three fiscal years, quarterly revenues and operating margin are anticipated to increase in each subsequent quarter with the highest revenues and operating margin being generated in the June 2011 quarter.

The Company routinely reviews its guidance and may update it from time to time based on changes in the marketplace and our operations.

Gamache concluded, “Despite the ongoing economic challenges and sluggish industry replacement activity, our growing industry ‘wallet share’ clearly differentiates WMS from its peers and led to the 13% growth in revenues for the quarter. Our products remain in high demand as evidenced by the strength of our new unit shipments, the ongoing demand for conversion kits, higher ASPs, our solid base of gaming operations placements and strong average daily revenue per gaming machine. WMS is well positioned to drive further revenue, profit and cash flow growth as we benefit from the strength of our product portfolio and continued increases in ship share of replacement sales. We expect to deliver further growth over the next several years as casinos increasingly adopt the leading-edge products and technologies being pioneered by WMS and as we benefit from new gaming jurisdictions, expansion of gaming in existing jurisdictions, continued penetration in markets worldwide, initial revenues from the launch of our WAGE-NET Networked Game Enablement Portal Applications, and the launch of our online JackpotParty casino web site in the UK.

“The innovation, passion, integrity and consistency of execution of our highly talented global team continue to be a valuable intangible asset and a competitive strength. WMS’ long-term growth prospects reflect our vision and ability to execute on our product road map to create innovative and differentiated new products that drive ship share growth in existing markets while enabling us to profitably enter new markets and distribution channels that create entirely new sources of revenue. As a result, we are confident that our dedication to consistently improve operating execution, pursue attractive high-return growth opportunities, and maintain capital discipline by prudently allocating capital, will result in continued profitable, global growth that will enhance long-term shareholder value.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Monday, November 1, 2010. The conference call numbers are 212/231-2911 or 415/226-5361. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

THE LORD OF THE RINGS © 2010 New Line Productions, Inc. All rights reserved. The Lord of the Rings: The Fellowship of the Ring, The Lord of the Rings: The Two Towers, The Lord of the Rings: The Return of the King and the names of the characters, items, events and places therein are trademarks of The Saul Zaentz Company d/b/a Middle Earth Enterprises under license to New Line Productions, Inc.

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 7

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal Second Quarter and 2011 Financial Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (7) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (8) failure of customers, players or regulators to adapt to the new technologies that we introduce in new product concepts; (9) a software anomaly or fraudulent manipulation of our gaming machines and software; (10) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; (11) an infringement claim seeking to restrict our use of material technologies; and (12) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2010 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Reports Fiscal First Quarter Results, 11/1/2010	page 8

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended September 30, 2010 and 2009

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2010	2009
REVENUES:
Product sales	$111.2	$88.8
Gaming operations	76.3	76.5

Total revenues	187.5	165.3

COSTS AND EXPENSES:
Cost of product sales (1)	57.1	41.8
Cost of gaming operations (1)	14.5	14.2
Research and development	28.7	26.5
Selling and administrative	42.1	34.0
Depreciation (1)	15.8	17.3

Total costs and expenses	158.2	133.8

OPERATING INCOME	29.3	31.5

Interest expense	(0.4)	(2.0)
Interest income and other income and expense, net	1.5	1.9

Income before income taxes	30.4	31.4
Provision for income taxes	10.9	11.6

NET INCOME	$19.5	$19.8

Earnings per share:
Basic	$0.33	$0.40

Diluted	$0.33	$0.34

Weighted-average common shares:
Basic common stock outstanding	58.2	50.0

Diluted common stock and common stock equivalents	59.6	60.1

(1)	Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line:

Cost of product sales	$1.2	$1.1
Cost of gaming operations	$9.5	$11.8

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2010 and June 30, 2010

(in millions of U.S. dollars and millions of shares)

	September 30, 2010	June 30, 2010
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104.5	$166.7
Restricted cash and cash equivalents	18.0	17.9

Total cash, cash equivalents and restricted cash	122.5	184.6
Accounts and notes receivable, net of allowances of $3.6 and $3.1, respectively	260.7	274.5
Inventories	64.5	57.8
Other current assets	37.8	38.1

Total current assets	485.5	555.0

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $252.1 and $247.2, respectively	76.5	64.7
Property, plant and equipment, net of accumulated depreciation of $101.3 and $95.4, respectively	197.5	189.8
Intangible assets, net	100.0	99.1
Deferred income tax assets	31.0	33.4
Other assets, net	80.1	65.0

Total non-current assets	485.1	452.0

TOTAL ASSETS	$970.6	$1,007.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$59.6	$63.4
Accrued compensation and related benefits	11.7	25.1
Other accrued liabilities	49.8	52.3

Total current liabilities	121.1	140.8

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	20.6	20.1
Other non-current liabilities	12.3	12.2

Total non-current liabilities	32.9	32.3

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	429.9	435.5
Treasury stock, at cost (1.9 and 0.9 shares, respectively)	(72.5)	(34.3)
Retained earnings	428.5	409.0
Accumulated other comprehensive income	0.9	(6.1)

Total stockholders’ equity	816.6	833.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$970.6	$1,007.0

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended September 30, 2010 and 2009

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19.5	$19.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	15.8	17.3
Amortization of intangible and other assets	5.3	5.2
Share-based compensation	5.1	4.7
Other non-cash items	4.5	0.8
Deferred income taxes	3.0	0.4
Tax benefit from exercise of stock options	(1.2)	(11.7)
Change in operating assets and liabilities	(32.6)	(46.0)

Net cash provided by (used in) operating activities	19.4	(9.5)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(16.4)	(11.6)
Additions to gaming operations equipment	(22.9)	(10.6)
Payments to acquire or license intangible and other assets	(0.6)	(1.4)

Net cash used in investing activities	(39.9)	(23.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options	2.9	26.1
Tax benefit from exercise of stock options	1.2	11.7
Purchase of treasury stock	(46.4)	—
Debt issuance costs	—	(1.6)
Other	—	(0.7)

Net cash provided by (used in) financing activities	(42.3)	35.5

Effect of Exchange Rates on Cash and Cash Equivalents	0.6	0.2

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(62.2)	2.6

CASH AND CASH EQUIVALENTS, beginning of period	166.7	135.7

CASH AND CASH EQUIVALENTS, end of period	$104.5	$138.3

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 11

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2010	2009
Net income	$19.5	$19.8
After tax interest expense and amortization of issuance cost on convertible subordinated notes	—	0.5

Diluted earnings (numerator)	$19.5	$20.3

Basic weighted average common shares outstanding	58.2	50.0
Dilutive effect of stock options	1.0	1.3
Dilutive effect of restricted common stock and warrants	0.4	0.4
Dilutive effect of convertible subordinated notes	—	8.4

Diluted weighted average common stock and common stock equivalents (denominator)	59.6	60.1

Basic earnings per share of common stock	$0.33	$0.40

Diluted earnings per share of common stock and common stock equivalents	$0.33	$0.34

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2010	2009
Net income	$19.5	$19.8

Net income	$19.5	$19.8
Provision for income taxes	10.9	11.6
Interest expense	0.4	2.0
Depreciation	15.8	17.3
Amortization of intangible and other assets	5.3	5.2
Share-based compensation	5.1	4.7

Adjusted EBITDA	$57.0	$60.6

Adjusted EBITDA margin	30.4%	36.7%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) and Adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and Adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA and Adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies. The three month period ended September 30, 2010, includes a $3.8 million pre-tax charge for closing the Company’s main facility in the Netherlands, of which $2.1 million was a non-cash charge for the write-down of the facility to fair market value.

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 12

Supplemental Data – Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share

(unaudited)

	Three Months Ended September 30,
	2010	2009

Diluted Earnings Per Share	$0.33	$0.34

Diluted earnings per share	$0.33	$0.34
Facility closure costs, included in Selling and Administrative expenses	0.04	—
Cost related to inducing early conversion of a portion of the Company’s convertible subordinated notes into common stock, included in Interest Expense	—	0.02

Adjusted Earnings Per Share	$0.37	$0.36

Adjusted diluted earnings per share is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate financial and operating performance, absent the impact of certain charges. The three month period ended September 30, 2010 includes a $3.8 million pre-tax charge or $0.04 per diluted share for closing the Company’s main facility in the Netherlands, of which $2.1 million was a non-cash charge for the write-down of the facility to fair market value. The three month period ended September 30, 2009 includes costs related to inducing early conversion of a portion of the Company’s convertible subordinated notes into common stock.

Supplemental Data – Reconciliation of Operating Income and Operating Margin

To Adjusted Operating Income and Adjusted Operating Margin

($ in millions)

(unaudited)

	Three Months Ended September 30,
	2010	2009

Operating Income	$29.3	$31.5

Operating Margin	15.6%	19.1%

Operating income	$29.3	$31.5
Operating margin	15.6%	19.1%
Facility closure costs, included in Selling and Administrative expenses	3.8	—
As a percentage of revenues	2.1%	—

Adjusted Operating Income	$33.1	$31.5

Adjusted Operating Margin	17.7%	19.1%

Adjusted operating income and adjusted operating margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate financial and operating performance, absent the impact of certain charges. The three month period ended September 30, 2010 includes a $3.8 million pre-tax charge or $0.04 per diluted share for closing the Company’s main facility in the Netherlands, of which $2.1 million was a non-cash charge for the write-down of the facility to fair market value.

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WMS Reports Fiscal First Quarter Results, 11/1/2010	page 13

WMS INDUSTRIES INC.

Supplemental Data – Historical Installed Participation Base

(unaudited)

	Fiscal 2010 Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30
Installed Participation Base, with Revenues based on:
Percentage of coin-in gaming machine units at period end	3,261	3,489	3,557	3,765
Percentage of net win gaming machine units at period end	3,634	3,526	3,317	3,334
Daily lease gaming machine units at period end	3,442	3,370	3,413	3,322

Total installed participation base units at period end	10,337	10,385	10,287	10,421

Average installed participation base units for period	10,237	10,357	10,237	10,359
Average revenue per day per participation gaming machine unit for period	$77.23	$75.23	$76.37	$77.29

	Fiscal 2009 Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30
Installed Participation Base, with Revenues based on:
Percentage of coin-in gaming machine units at period end	2,034	2,298	2,424	2,868
Percentage of net win gaming machine units at period end	4,417	4,327	4,085	3,959
Daily lease gaming machine units at period end	3,165	3,116	3,392	3,523

Total installed participation base units at period end	9,616	9,741	9,901	10,350

Average installed participation base units for period	9,394	9,490	9,785	10,003
Average revenue per day per participation gaming machine unit for period	$68.75	$66.57	$70.37	$73.84

	Fiscal 2008 Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30
Installed Participation Base, with Revenues based on:
Percentage of coin-in gaming machine units at period end	1,651	1,810	1,765	1,820
Percentage of net win gaming machine units at period end	4,580	4,581	4,494	4,478
Daily lease gaming machine units at period end	2,463	2,795	2,768	3,023

Total installed participation base units at period end	8,694	9,186	9,027	9,321

Average installed participation base units for period	8,351	8,767	8,897	9,074
Average revenue per day per participation gaming machine unit for period	$60.28	$60.46	$64.25	$68.13

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